Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Eledon Pharmaceuticals, Inc. of our report dated March 30, 2023 (which contains an explanatory paragraph describing conditions that raise doubt about Eledon Pharmaceuticals, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Eledon Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of Eledon Pharmaceuticals, Inc. for the year ended December 31, 2022.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ KMJ Corbin & Company LLP

Irvine, California

May 18, 2023